Exhibit 99.1

EMPIRE RESOURCES ENTERS INTO MERGER AGREEMENT WITH TA CHEN

FORT LEE, N.J., March 31, 2017 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that it has entered into a definitive merger agreement to be acquired for $7.00 per share in cash by a unit of Ta Chen Stainless Pipe Co., Ltd., a leading master distributor of stainless, aluminum and nickel alloy products. The acquisition will be completed by means of a tender offer for all outstanding Empire shares. The tender offer will be followed by a merger in which all shares not acquired in the tender offer will be converted into the right to receive the offer price. The acquisition is subject to customary conditions, including the tender of shares resulting in Ta Chen’s ownership of a majority of the fully diluted shares of Empire.

The $7.00 per share price represents a premium of approximately 19.2% percent over Empire's average closing price during the 90 trading days ending March 30, 2017.

The aggregate value of the transaction is approximately $58 million for all of the outstanding shares of Empire. The Empire Board of Directors has unanimously approved the agreement.

Nathan Kahn, President and Chief Executive Officer of Empire, commented: "This agreement with Ta Chen represents the culmination of our effort to unlock the substantial value of Empire for our shareholders while creating a combined company with highly complementary strengths and greater resources for the benefit of our customers and employees.

"We believe that customers of both companies will benefit from Empire's recognized service levels and Ta Chen's excellent internet platform, just-in-time delivery capabilities and its extensive warehouse network in the U.S. I am pleased to note that under the agreement, Empire will operate as a wholly-owned subsidiary of Ta Chen, with Empire's current team unchanged and reporting structure intact over the coming year."

Nathan Kahn and Sandra Kahn, Vice President and Chief Financial Officer of Empire, who together own approximately 46.3% percent of the Company’s outstanding shares, have agreed to tender their shares into the offer. Ta Chen owns approximately five percent of Empire’s common stock prior to this announcement. The closing of the tender offer is subject to customary closing conditions. The transaction is expected to close in the second quarter of 2017. There can be no assurance that the tender offer will be completed, or if completed, that it will be completed in the second quarter of 2017.

Harpeth Capital LLC served as financial advisor to Empire Resources and provided a fairness opinion to the board of directors in connection with the transaction.

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe. The Company maintains supply contracts with mills in various parts of the world.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company's competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company's failure to grow internally or by acquisition and (xiii) the Company's failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Notice to Investors:

The tender offer for the outstanding common stock of Empire Resources referred to in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company common stock will be made pursuant to an offer to purchase and related materials that Ta Chen intends to file with the Securities and Exchange Commission. At the time the offer is commenced, Ta Chen will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of Empire Resources when available. In addition, all of these materials (and all other materials filed by the Company with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov.

CONTACT: Investor Relations, Comm-Partners, LLC, June Filingeri, +1-203-972-0186, junefil@optonline.net; or Shareholders, David Kronfeld, +1 917-408-1940, kronfeld@empireresources.com